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                                                                     Exhibit 12




CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


         The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" to encourage companies to provide prospective information, so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statement(s). SATX, Inc. (the "Company" or "SATX") desires to take advantage of the safe harbor provisions of the Act.

         Except for historical information, the Company's Form 10-SB, to which this exhibit is appended, may contain forward-looking statements within the meaning of the Act. In addition, representatives of the Company, from time to time, participate in speeches and calls with market analysts, conferences with investors and potential investors in the Company's securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking within the meaning of the Act.

         It is not reasonably possible to itemize all of the many factors and specific events that could affect the Company and/or the industries in which the Company operates. In some cases, information regarding certain important factors that could cause actual results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company may appear or be otherwise conveyed together with such statements. The following additional factors (in addition to other possible factors not listed) could affect the Company's actual results and cause such results to differ materially from those projected, forecasted, estimated, budgeted or otherwise expressed in forward-looking statements made by or on behalf of the Company:

SHORT COMPANY HISTORY

         Both SATX and DebitFone business elements have essentially been in a developmental stage, and are now in a position to emerge into product marketing. The AlphaTrack locating and tracking portion of the business had been primarily in a stagnate mode for more than a year until the Summer of 1999 due to lack of final product development and needed functionality improvement. New Management and funding sources since that time have re-activated the maturation process in order to reenter the marketplace. DebitFone has been marketing only limited numbers of product while developing a next-generation prepaid intelligent cell phone and enhancing the management and control system that is the heart of the process to ensure customer support and service. As such, today's company lacks a history of proven product performance.



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MARKET UNCERTAINTY

         The decision has been made to market the cellular handset primarily through vending machines custom designed for the product. That sales tool has been created and is in initial production. However, none of the core product has a history of performance in marketplace; thus, there is no proven acceptance by the consumer at this time. Significant market research and feedback suggest that the defined Company programs for all products are created consistent with consumer demand, but there is no absolute market acceptance to prove that SATX and DebitFone are correct.

ECONOMICS

         The goods and services that the Company provides, and intends to provide, are not economic essentials to the buyer. They represent discretionary purchases and, as such, their utilization is more sensitive to economic and market conditions. Since the Company has no control over such conditions, a significant downtown would likely affect resultant revenues during such a period.

COMPETITION

         Prepaid Cellular

                  The SATX offerings must offset the carrier-based switched solutions currently in the market and accompanied by the massive market exposure and pressure that the carriers can exert. However, it is generally accepted within the prepaid cellular industry that the switch-based phones in these offerings are much less desired by the end-user. Typically, they are limited to calls placed within the phone's home area (i.e., no reaming), and much of the time the cost of calls is higher. In addition, there are presently three-to-five reasonably effective competitors in the "intelligent phone" market where DebitFone competes. No one has a dominant share of the market today, all tend to work reasonably well, and, clearly, the available market is so large that all should be able to attain a satisfactory market share, even without considering the vast potential international market in developing countries. It is estimated that in the USA the market for prepaid cellular exceeds thirty million potential subscribers at this time, and it is also estimated by various industry groups that prepaid segments represent the largest portion in cellular during the next two or three years.

               Tracking Systems

                  Some products, although less functional and less flexible than those being created by SATX, are already in the marketplace for vehicle and cargo "tracking," and one product specializing in stolen auto recovery is very well known as has a sizable user base in selected regions of introduction. However, none have a strong market penetration, and none can offer the breadth of functionality of SATX products. Vehicle and cargo solutions available use satellite, or cellular, or paging signals for communications between the source and the unit being located. In the case of paging solutions, the one deemed most affordable and flexible, the Company has existing patents covering one and two-way paging. Because of major problems around the world with auto theft and



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cargo theft or spoilage, the market for solutions is considered massive. The technical solution now existent for two-way paging should make it the ideal economic solution for most applications, and SATX does currently hold a US Patent on that process.

THIRD-PARTY PROVIDERS

         At least initially the Company must rely upon third-party service providers for both cellular phone and tracking system elements. The basic access and time renewal service for cell phones comes from independent companies which DebitFone then resells. The paging service used in tracking systems comes from the independent paging companies. Even though contracts exist, a service provider termination or default would require immediate development of new sources and contracts in order to continue uninterrupted service to users.

TECHNOLOGY

         The technologies associated with the telecommunications industry are very rapidly changing, and product adaptation requires constant assessment and preparation for a new directions and new offerings for both product lines. Company solutions must stay consistent with the leading-edge technology and with the offerings of the leading competitors. Although the Company has planned for possible future events and products, the array of possibilities within the industry leaves much to change. Reaction and realignment will be initiated, if, and when, a need arises.

BUSINESS DEVELOPMENT

         The Company intends to continue to pursue an aggressive growth strategy, which will include significant marketing, advertising, promotional programs and public relations activities, which will require significant expenditures. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

RISKS ASSOCIATED WITH ACQUISITIONS

         In addition to the recent acquisition of DebitFone, the Company intends to seek investments in complementary companies, products or technologies. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of an acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions could have a negative impact on our business, financial condition and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which would be dilutive to our existing stockholders.



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